UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13, or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 25, 2002 (January 23, 2002)

AREA BANCSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Kentucky	0-26032	61-0902343

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Frederica Street, Owensboro, Kentucky	42301

(Address of principal executive office)	(Zip code)

Registrant’s telephone number, including area code: (270) 926-3232

Not Applicable

(Former name or former address, if changed since last report)

The Current Report consists of 11 pages.
The exhibit index is located on page 4.

Item 5. Other Events
Item 7. Financial Statements and Exhibits
SIGNATURE
MEDIA RELEASE

Item 5. Other Events

     On January 23, 2002, AREA Bancshares Corporation announced its earnings for the quarter and year ended December 31, 2001. Net income for the fourth quarter of 2001 was $9.60 million, an increase of $1.85 million, or 23.9%, from the $7.75 million earned in the fourth quarter of 2000. Diluted earnings per share increased $0.08, or 25.0%, to $0.40 from $0.32 earned in the quarter ended December 31, 2000. Net income for 2001 was $34.69 million compared to $37.73 million in 2000. Net income during the current year was $3.04 million, or 8.1% below the year of 2000. The decrease in net income was largely the result of a reduction in after-tax gains on the sales of securities which totaled $8.81 million, or $0.36 per diluted share. On a diluted share basis, net income for 2001 declined $0.10, or 6.5%, to $1.43 from $1.53 in 2000.

     AREA reported that core operating earnings for 2001 were $34.12 million compared to $30.57 million for 2000, an increase of $3.55 million, or 11.6%. Annual 2001 core diluted earnings per share were $1.41, an increase of $0.17, or 13.7%, over the $1.24 earned in 2000. The fourth quarter core earnings were $9.63 million, or $0.40 per diluted share, compared to $7.95 million, or $0.33 per diluted share, in 2000. These fourth quarter amounts reflect increases of $1.68 million, or 21.1%, and $0.07, or 21.2%, respectively over the fourth quarter of 2000.

A copy of the press release is attached hereto as Exhibit 99-1, and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

           C.     Exhibits

Exhibit No.	Description

99-1	Press release dated January 23, 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AREA Bancshares Corporation

DATE: January 25, 2002	By: /s/ Edward J. Vega

Edward J. Vega Senior Vice President & Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Page

99-1	Press release dated January 23, 2002		1

4